                                        FOR IMMEDIATE RELEASE
                                        November 22 , 2005

NORFOLK SOUTHERN ANNOUNCES STOCK REPURCHASE PLAN

NORFOLK VA - Norfolk Southern Corporation (NYSE: NSC) today announced that its board of directors has authorized the repurchase of up to 50 million shares of its common stock through the end of 2015.

            Timing and volume of any purchases will be guided by management's assessment of market conditions and other factors.  Any share repurchases under this program may be made in the open market, or otherwise.

            Norfolk Southern had approximately 406.4 million publicly held shares as of Sept. 30, 2005.

            Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the corporation's filings with the SEC) which could cause actual results to differ.

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)